Appleton Reports Second Quarter 2007 Results

(Appleton, Wis., August 15, 2007) Appleton today reported a net loss of $1.7 million for the second quarter of 2007 compared to net income of $1.2 million for the second quarter of 2006. Appleton’s adjusted earnings(1), which excludes restructuring charges and certain non-recurring or infrequent and unusual income or expenses as applicable, decreased $1.0 million to $1.9 million for second quarter 2007 compared to $2.9 million adjusted earnings for second quarter 2006.

Appleton’s net sales for the second quarter ended July 1, 2007, decreased 1.4 percent to $265.3 million compared to net sales of $269.0 million for the same quarter of 2006. Second quarter 2007 net sales were impacted by overall lower domestic shipment volumes which offset improved pricing and volume gains in international markets. Appleton’s gross profit decline of 12.8 percent in the second quarter was the result of lower volumes, unfavorable product mix and higher raw material costs which offset improved pricing and manufacturing productivity improvements compared to the prior year period. The reduction in selling, general and administrative expenses resulted from previously announced restructuring activities and other cost reductions.

Appleton’s net loss for the first six months of 2007 was $1.8 million compared to $6.8 million of net income reported for the same period in 2006. Appleton’s 2007 year to date adjusted earnings decreased $5.0 million to $3.7 million for 2007 compared to $8.7 million adjusted earnings for the 2006 year to date period.

For the first six months of 2007, net sales decreased 3.2 percent to $520.5 million, compared to $537.9 million in the first half of 2006. Results for the first six months of 2007 primarily reflected lower sales volumes, unfavorable mix and higher raw material costs which offset improved pricing, manufacturing productivity improvements and reduced selling, general and administrative expenses compared to the prior year period.

Second Quarter Business Unit Results (dollars in thousands):

	Net Sales for the		Operating Income for the
	Three Months Ended		Three Months Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006

Technical Papers	$217,352	$217,271	$13,337	$15,479
Performance Packaging	25,413	27,189	1,841	2,424
Secure and Specialized Print Services	22,514	24,525	(1,724)	413
Other (Unallocated)	--	--	(3,510)	(5,440)
	$265,279	$268,985	$9,944	$12,876

(1)Adjusted earnings is a non-GAAP financial measure. Additional information about adjusted earnings, including a reconciliation of adjusted earnings to GAAP earnings, is provided at the end of this release.

Appleton Reports Second Quarter 2007 Results       page 2
August 15, 2007

Technical Papers
Technical Papers second quarter net sales were slightly higher than second quarter 2006. Net sales of carbonless paper increased $1.9 million, or 1.3 percent, over that of second quarter 2006, primarily due to improved pricing. Second quarter 2007 carbonless shipment volumes were even with second quarter 2006 with strong growth recorded in international markets. Net sales of thermal papers decreased $4.0 million, or 5.8 percent, compared to second quarter 2006. Improved thermal product mix reduced the negative impact of lower shipment volumes which were 7.4 percent lower than second quarter 2006. Net sales of security papers rose $1.4 million, or 21.0 percent, compared to the same quarter of 2006 largely due to an increase in shipment volumes of 15.5 percent.

Technical Papers second quarter operating income declined $2.1 million or 13.8 percent to $13.3 million. For the current quarter, improved pricing, cost reductions and lower selling, general and administrative costs mitigated the negative impact of overall volume shortfalls, higher raw material costs and higher maintenance costs.

Performance Packaging
Performance Packaging second quarter 2007 net sales decreased $1.8 million, or 6.5 percent. Lower shipment volumes and unfavorable product mix contributed to lower second quarter 2007 net sales. Despite the unfavorable year over year comparison, net sales for second quarter 2007 improved 7.1 percent over first quarter 2007 net sales.

Second quarter operating income of $1.8 million was $0.6 million lower than second quarter 2006 operating income. Gains from manufacturing productivity mitigated the negative impact of lower volumes and unfavorable product mix.

Secure and Specialized Print Services
Secure and Specialized Print Services second quarter net sales decreased $2.0 million or 8.2 percent to $22.5 million. This business recorded an operating loss of $1.7 million during second quarter compared to operating income of $0.4 million for second quarter 2006. The operating loss was the result of lower volumes and unfavorable pricing offsetting savings realized from restructuring activities and gains from renegotiated purchase agreements. Also during second quarter 2007, restructuring expense was $0.4 million higher than during the prior year period.

Other (Unallocated)
Other (Unallocated) includes costs associated with new business development activities and unallocated corporate expenses. Other (Unallocated) costs decreased $1.9 million in the second quarter 2007 compared to the second quarter 2006. During the prior year period, Appleton recorded $1.3 million of expense for the bond consent solicitation and $0.9 million of expense for the travel and expense investigation.

Appleton Reports Second Quarter 2007 Results       page 3
August 15, 2007

Balance Sheet
In June 2007 Appleton entered into a new $375 million senior secured credit facility consisting of a seven-year, $225 million term loan and access to a six-year, $150 million revolving credit facility. The funds from the new term loan were used to repay the $190.7 million balance on the old term loan, plus interest of $1.9 million. As a result of this refinancing, Appleton recorded $1.1 million of debt extinguishment expenses and capitalized $1.1 million of related fees which will be amortized over the term of the new senior credit facility.

Also in June 2007, Appleton increased its reserve and corresponding indemnification receivable for environmental liability by $58.9 million pursuant to a revised estimate issued by the United States Environmental Protection Agency (“EPA”) of remaining costs for the cleanup of PCBs from the Lower Fox River in Wisconsin. The EPA estimates the total remaining costs of this remedial work to be $390 million.

Earnings release conference call
Appleton will host a conference call to discuss its second quarter 2007 results Thursday, August 16 at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through September 15.

About Appleton
Appleton creates product solutions through its development and use of coating formulations and applications, encapsulation technology and secure and specialized print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,100 people and is 100 percent employee owned. For more information visit www.appletonideas.com.

Media Contact:	Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton’s control, that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under the heading “Risk Factors” in Appleton’s 2006 Annual Report on Form 10-K. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly-owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton’s senior credit facility and senior and senior subordinated notes.

Appleton Reports Second Quarter 2007 Results       page 4
August 15, 2007

Table 1

Appleton Papers Inc.
Consolidated Statements of Operations
(dollars in thousands)

	For the Three Months Ended	For the Three Months Ended
	July 1, 2007	July 2, 2006
	(unaudited)	(unaudited)
Net sales	$265,279	$268,985

Cost of sales	206,875	202,028

Gross profit	58,404	66,957

Selling, general and administrative expenses	47,840	53,626
Restructuring and other charges	620	455

Operating income	9,944	12,876

Interest expense	12,212	12,366
Debt extinguishment expenses Interest income	1,053 (253)	-- (239)
Other income	(609)	(357)

(Loss) income before income taxes	(2,459)	1,106
Benefit for income taxes	(712)	(94)

Net (loss) income	$(1,747)	$1,200

Other Financial Data:

Depreciation and amortization of intangible assets	$17,916	$18,999

Appleton Reports Second Quarter 2007 Results       page 5
August 15, 2007

Table 2

Appleton Papers Inc.
Consolidated Statements of Operations
(dollars in thousands)

	For the Six Months Ended	For the Six Months Ended
	July 1, 2007	July 2, 2006
	(unaudited)	(unaudited)
Net sales	$520,536	$537,912

Cost of sales	398,653	404,744

Gross profit	121,883	133,168

Selling, general and administrative expenses	98,600	102,298
Restructuring and other charges	2,984	686

Operating income	20,299	30,184

Interest expense Debt extinguishment expenses	24,493 1,053	24,584 --
Interest income	(1,376)	(456)
Other income	(587)	(304)

(Loss) income before income taxes	(3,284)	6,360
Benefit for income taxes	(1,461)	(416)

Net (loss) income	$(1,823)	$6,776

Other Financial Data:

Depreciation and amortization of intangible assets	$35,976	$38,094

Appleton Reports Second Quarter 2007 Results       page 6
August 15, 2007

Table 3

Appleton Papers Inc.
Consolidated Balance Sheets
(dollars in thousands)

	July 1,	December 30,
	2007	2006
	(unaudited)	(unaudited)

Cash and cash equivalents	$35,740	$19,975
Other current assets	299,809	304,946
Total current assets	335,549	324,921

Property, plant and equipment, net	417,399	432,710

Other long-term assets	303,881	258,492

Total assets	$1,056,829	$1,016,123

Total current liabilities	$153,989	$182,856

Long-term debt	560,044	524,516

Other long-term liabilities	236,697	191,180

Total equity	106,099	117,571

Total liabilities & equity	$1,056,829	$1,016,123

Appleton Reports Second Quarter 2007 Results       page 7
August 15, 2007

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. Appleton uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings presents the financial performance of Appleton’s core operations consisting of its three business units, Technical Papers, Performance Packaging and Secure and Specialized Print Services. Management and Appleton’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of Appleton’s fundamental business in relation to prior periods. The performance of Appleton’s business units is evaluated based on numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Charges for restructuring, bond consent fees and debt extinguishment expenses are excluded from Appleton’s non-GAAP adjusted earnings because management believes each of these items is unique and not part of Appleton’s core operations and will only impact Appleton’s financial results for a limited period of time. Unlike items such as the cost of raw materials and overhead costs, restructuring charges are unique items that do not represent direct costs incurred in the manufacture and sale of Appleton’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by Appleton for the applicable period and, therefore, does not present a complete picture of Appleton’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how Appleton’s core business units are performing, which management believes is useful to investors because it allows comparison of business unit performance from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following table sets forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein (dollars in thousands):

	Three	Three	Six	Six
	Months Ended	Months Ended	Months Ended	Months Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Net (loss) income	$(1,747)	$1,200	$(1,823)	$6,776
Costs for bi-annual mill outage in Ohio	2,070	--	2,070	--
Debt extinguishment expenses	1,053	--	1,053	--
Consent solicitation expense	--	1,250	--	1,250
Restructuring charges	504	452	2,447	683
Adjusted earnings	$1,880	$2,902	$3,747	$8,709